                                                                 Exhibit 2.1


                              ACQUISITION OF ASSETS

                                       OF

                      WALKER CLINICAL EVALUATIONS DIVISION

                                       OF

                            WALKER INFORMATION, INC.

                                       BY

                          COLLABORATIVE HOLDINGS, INC.

                            ASSET PURCHASE AGREEMENT



                                                          October 16, 1996


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                                TABLE OF CONTENTS
                                -----------------

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                                                                                                                PAGE
                                                                                                                ----

ARTICLE I  PURCHASE OF ASSETS.....................................................................................1
         1.1 Definition Reference.................................................................................1
         1.2 Purchased Assets.....................................................................................1
         1.3 Retained Assets......................................................................................3

ARTICLE II  ASSUMED/RETAINED LIABILITIES..........................................................................3
         2.1 Retained Liabilities.................................................................................3
         2.2 Assumed Liabilities..................................................................................4
         2.3 Satisfaction of Liabilities by Seller................................................................4

ARTICLE III  CONSIDERATION........................................................................................5
         3.1 Cash Purchase Price..................................................................................5
         3.2 Determination of Purchase Price......................................................................5
         3.3 Seller Escrow........................................................................................7
         3.4 Partial Refund of Closing Payment....................................................................7
         3.5 Allocation of Purchase Price.........................................................................7

ARTICLE IV  CLOSING...............................................................................................7
         4.1 Closing..............................................................................................7
         4.2 Joint Deliveries.....................................................................................7
         4.3 Seller Closing Deliveries............................................................................8
         4.4 Buyer Closing Deliveries.............................................................................8
         4.5 Conditions Precedent to the Obligations of Seller....................................................9
         4.6 Conditions Precedent to the Obligations of Buyer.....................................................9
         4.7 Interdependence.....................................................................................10

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................11
         5.1 Organization........................................................................................11
                  5.1.1 In General...............................................................................11
                  5.1.2 Other Ventures...........................................................................11
                  5.1.3 Ownership of Seller......................................................................11
         5.2 Status of Agreements................................................................................11
                  5.2.1 Seller and/or Stockholder Enforceability.................................................11
                  5.2.2 No Conflicts.............................................................................12
         5.3 Financial...........................................................................................12
                  5.3.1 Financial Records........................................................................12
                  5.3.2 Liabilities..............................................................................12


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
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
                  5.3.3 No Change................................................................................13
                  5.3.4 Taxes....................................................................................14
         5.4 Legal...............................................................................................14
                  5.4.1 Compliance with Laws.....................................................................14
                  5.4.2 Service Liability........................................................................14
                  5.4.3 Litigation...............................................................................14
         5.5 Business............................................................................................15
                  5.5.1 Employment...............................................................................15
                  5.5.2 Compliance with Contracts................................................................15
                  5.5.3 Suppliers and Customers..................................................................16
                  5.5.4 Conflicts of Interest....................................................................16
                  5.5.5 Confidentiality..........................................................................16
                  5.5.6 No Guaranties............................................................................16
                  5.5.7 Conduct of Business......................................................................17
                  5.5.8 Insurance................................................................................17
                  5.5.9 Environmental............................................................................17
                  5.5.10 Backlog.................................................................................18
         5.6 Employee Benefits...................................................................................18
                  5.6.1 General..................................................................................18
                  5.6.2 Multiemployer Plans......................................................................19
                  5.6.3 Welfare Plans............................................................................19
                  5.6.4 Pension Plans............................................................................19
         5.7 Status of Assets....................................................................................19
                  5.7.1 Title....................................................................................19
                  5.7.2 Condition................................................................................20
                  5.7.3 Receivables..............................................................................20
                  5.7.4 Proprietary Property.....................................................................20
                  5.7.5 Prepayments and Deposits.................................................................20
                  5.7.6 Real Property Leases.....................................................................20
                  5.7.7 Extent...................................................................................21
         5.8 Miscellaneous.......................................................................................21
                  5.8.1 No Brokers...............................................................................21
                  5.8.2 Accuracy and Completeness................................................................21

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................21
         6.1 Organization and Power..............................................................................21
         6.2 Status of Agreements................................................................................21
                  6.2.1 Enforceability...........................................................................21
                  6.2.2 Consents.................................................................................22
                  6.2.3 No Conflicts.............................................................................22

ARTICLE VII  COVENANTS...........................................................................................22
         7.1 Access..............................................................................................22
         7.2 Conduct of Business Pending the Closing.............................................................22
                  7.2.1 Covenants of Standard Seller.............................................................22
         7.3 Performance of Conditions to Closing................................................................23

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
         7.4 Confidentiality.....................................................................................23
         7.5 Expenses; Transfer Taxes............................................................................24
         7.6 Further Assurances..................................................................................24
         7.7 Assignment of Contracts, Rights, Etc................................................................24
         7.8 Receivables.........................................................................................25
         7.9 Noncompetition......................................................................................25
                  7.9.1 By Seller and Stockholder................................................................25
                  7.9.2 Noninterference..........................................................................25
                  7.9.3 Equitable Relief.........................................................................25
                  7.9.4 Reformation..............................................................................25
         7.10 No Assignment......................................................................................26
         7.11 Employees..........................................................................................26
         7.12 Employee Benefits..................................................................................26
         7.13 No Solicitation....................................................................................26
         7.14 No Public Announcement.............................................................................27
         7.15 Walker Name........................................................................................27
         7.16 Operation of Seller................................................................................27
         7.17 Employee Bonus.....................................................................................27

ARTICLE VIII  INDEMNIFICATION....................................................................................28
         8.1 Survival of Representations and Warranties..........................................................28
         8.2 Indemnification by Seller...........................................................................28
         8.3 Indemnification by Buyer............................................................................28
         8.4 Limitations on Indemnification of Buyer Indemnified Parties.........................................29
         8.5 Limitations on Indemnification of Seller Indemnified Parties........................................29
         8.6 Third Party Claims..................................................................................29

ARTICLE IX  TERMINATION..........................................................................................30
         9.1 Termination of Agreement............................................................................30
         9.2 Effect of Termination...............................................................................31

ARTICLE X  CONSTRUCTION..........................................................................................31
         10.1  Definition........................................................................................31
         10.2  Notices...........................................................................................34
         10.3  Binding Effect....................................................................................35
         10.4  Headings..........................................................................................35
         10.5  Exhibits and Schedules............................................................................35
         10.6  Counterparts......................................................................................36
         10.7  Governing Law.....................................................................................36
         10.8  Waivers...........................................................................................36
         10.9  Pronouns..........................................................................................36
         10.10 Time Periods......................................................................................36
         10.11 No Strict Construction............................................................................36
         10.12 Entire Agreement..................................................................................36
         10.13 Modification......................................................................................36


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
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         10.14 Third Parties.....................................................................................36
         10.15 Survival of Covenants.............................................................................37

EXHIBITS
--------

Exhibit A     Escrow Agreement
Exhibit B     Assignment and Assumption Agreement
Exhibit C     Transition Agreement
Exhibit D     License Agreement
Exhibit E     Bill of Sale
Exhibit F     Seller Closing Certificate
Exhibit G     Opinion of Seller's Counsel
Exhibit H     Buyer Closing Certificate
Exhibit I     Instrument of Assumption
Exhibit J     Opinion of Buyer's Counsel

SCHEDULES
---------

Schedule 1.2        Purchased Assets
Schedule 1.3        Retained Assets
Schedule 2.2(d)     Assigned Contracts
Schedule 2.2(f)     Paid Time Off
Schedule 3.5        Purchase Price Allocation
Schedule 5.1.2      Other Ventures
Schedule 5.1.3      Capitalization
Schedule 5.3.1      Financial Statements
Schedule 5.3.2      Liabilities
Schedule 5.3.3      No Changes
Schedule 5.4.1      Permits
Schedule 5.4.2      Service Liability
Schedule 5.4.3      Litigation
Schedule 5.5.1      Employees
Schedule 5.5.2      Compliance With Contracts
Schedule 5.5.3      Customers
Schedule 5.5.4      Conflicts of Interests
Schedule 5.5.8      Insurance
Schedule 5.5.9      Environmental
Schedule 5.5.10     Backlog
Schedule 5.6        Employee Benefit Plans
Schedule 5.6.1      Change In Benefits
Schedule 5.6.3      Welfare Plans
Schedule 5.7.3      Receivables
Schedule 5.7.4      Proprietary Property
Schedule 5.7.5      Prepayments and Deposits
Schedule 5.7.7      Extent
Schedule 7.17       Bonus Pool


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                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 16th day of October 1996, by and among Collaborative Holdings, Inc. ("Buyer"), an Ohio corporation, Walker Information Inc., an Indiana corporation ("Seller"), and Steven F. Walker, Frank D. Walker, Leah R. Walker and James E. Sammer ("Stockholders").

                                    RECITALS:
                                    ---------

                  A. Seller, through its Walker Clinical Evaluations Division (the "Division"), is engaged in the business of providing contract research clinical trials for pharmaceuticals, medical devices, food products and other products which must undergo clinical trials prior to receiving certain regulatory approvals of the Food and Drug Administration and other Governmental Authorities (the "Business");

                  B. Buyer and its Affiliates are similarly engaged in the business of providing and coordinating clinical trials;

                  C. The parties desire that Seller sell to Buyer and that Buyer purchase from Seller substantially all of the assets of Seller primarily related to or used in the operation of the Business, upon the terms hereinafter set forth.

                  D. Stockholders own all of the capital stock of Seller and will benefit from the sale of assets to Buyer.

                  E. Stockholders are parties to this Agreement solely with respect to Article VII, IX and X hereof.

                  In consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                               PURCHASE OF ASSETS
                               ------------------



                  1.1 DEFINITION REFERENCE. Certain capitalized terms are defined in SECTION 10.1.

                  1.2 PURCHASED ASSETS. Seller agrees to sell, transfer and assign to Buyer free of all Liens, and Buyer agrees to purchase, all of the assets of Seller primarily related to or used in the operation of the Business (whether known or unknown, tangible or intangible, real, personal or mixed, and wherever located) existing as of the Closing, except the assets listed in

Section 1.3. The assets to be purchased and sold hereby are sometimes hereafter collectively referred to as the "Purchased Assets." The Purchased Assets include, but are not limited to, the assets described on SCHEDULE 1.2 and all of the following assets of Seller primarily related to or used in the operation of the Business:

                      (a) RECEIVABLES. Billed and unbilled accounts and notes receivable;

                      (b) INVENTORY. Inventories of raw materials, work-in-process and finished products, supplies, spare parts and shipping containers and packaging materials;

                      (c) DEPOSITS. Prepaid expenses and deposits other than bank deposits;

                      (d) CASH. Cash on hand or in bank accounts;

                      (e) TANGIBLE PERSONAL PROPERTY. All machinery, equipment, leasehold improvements, computers and other items of personal property, including, but not limited to, all of its tools, fixtures, parts, supplies, furniture, furnishings and motor vehicles;

                      (f) REAL PROPERTY LEASE. Rights under the leases (the "Real Property Leases") (i) dated March 27, 1996, for the real property located at 6963 Hillsdale Court, Building No. 371, Indianapolis, Indiana, (ii) dated September 20, 1995, for the real property located at Professional Towers, 4010 Dupont Circle, Louisville, Kentucky, and (iii) for the real property located at 7351 Shadeland Station Way, Suite #150 and all leasehold interests of Seller therein and all rights of Seller to leasehold improvements located thereon (the "Leased Real Property");

                      (g) CONTRACT RIGHTS. Rights under all Contracts and rights to refunds and adjustments of any kind;

                      (h) AUTHORIZATIONS. All permits, licenses, orders, approvals, authorizations, concessions, certificates, franchises or other evidence of authority issued by any Governmental Authority relating to or utilized in connection with the Business or any part thereof or the Purchased Assets;

                      (i) INTELLECTUAL PROPERTY RIGHTS. Trade names, trademarks and service marks and all registrations and applications for any of the foregoing, works of authorship and all copyrights related thereto and all registrations and applications therefor, inventions, discoveries, designs, industrial models and all United States and foreign patent rights covered by, disclosed in or otherwise related thereto and all registrations and applications therefor and all reissues, divisions, continuations-in-part, re-examinations and extensions thereof (collectively hereafter referred to as "Intellectual Property Rights"), together with the right to sue for past infringement and improper, unlawful or unfair use of any of the foregoing;

                      (j) UNDOCUMENTED INTELLECTUAL PROPERTY. Know-how, Trade Secrets, processes, technology, discoveries, unpatented inventions and designs, formulae and procedures and other intellectual property, including, but not limited to, documentation relating to any of the foregoing, all shop rights and the right to sue for past infringement or

                                       2

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improper, unlawful or unfair use or disclosure thereof and the right to apply for patent, design or similar protection therefor anywhere in the world;

                      (k) ARTISTIC WORKS. Works of authorship, literary works, pictorial, and graphic works, motion picture and other audiovisual works, sound recordings, all copies of any of the foregoing and all copyrights therein;

                      (l) DOCUMENTATION. Technical documentation, including, but not limited to, all materials which reproduce, patterns, plans, designs, research data, drawings, models, blueprints, specifications, flow sheets, equipment and parts lists and descriptions and related instructions, manuals, data, records and procedures and art work;

                      (m) RECORDS. Records and databases (excluding the In Person Respondent Database, as defined in Section 1.3), including, but not limited to, property records, regulatory records, research records, purchasing and sales records, credit records, personnel and payroll records, accounting records, computer programs, customer and vendor lists and records and such other research and accounting records as Buyer may reasonably require in its conduct of the business subsequent to the Closing;

                      (n) LISTINGS AND MATERIALS. Interest in and to telephone and telex numbers, post office boxes and all listings pertaining to Seller in all telephone books and directories, stationery, forms, labels, shipping material, catalogs, brochures, art work, photographs and advertising and promotional materials;

                      (o) WARRANTY RIGHTS. Rights in, to and under third-party warranties;

                      (p) CLAIMS. Claims as to which Seller is a judgment creditor; and

                      (q) OTHER. All assets reflected on the Acquisition Balance Sheet, whether or not referenced in any paragraph above.

                  1.3 RETAINED ASSETS. Seller shall not sell, transfer or assign, and Buyer shall not purchase (a) the "Walker" name (or any derivative thereof); (b) the In Person Respondent Database as described on Schedule 1.3 (the "In Person Respondent Database"); or (c) the assets of Seller described on
SCHEDULE 1.3.

                                   ARTICLE II

                        ASSUMED/RETAINED LIABILITIES
                        ----------------------------


                  2.1 RETAINED LIABILITIES. Except as specifically assumed pursuant to Section 2.2, Buyer does not agree to assume and will not become responsible for any Liability of Seller, including, without limitation, any Liability relating to or arising out of the operation of the Business or the ownership of the Purchased Assets prior to the Closing; including, without limitation, in connection with (i) any claim by Arthur M. Small or Carla Ernest, (ii) any bonus or severance payments Seller has committed or is obligated to pay Wade Lange in connection


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with the transactions contemplated hereby or otherwise, (iii) any bonus payments to Persons employed by Seller in the operation of the Business, consistent with past practice, for the period prior to the Closing ("Pre-Closing Bonus
Payments") and (iv) the Seller Bonus Payment, regardless of whether the foregoing are reflected on the Acquisition Balance Sheet.

                  2.2 ASSUMED LIABILITIES. Buyer hereby agrees to assume only the following Liabilities (the "Assumed Liabilities") of Seller relating to the operation of the Business or the Purchased Assets, existing as of the Closing Date:

                  (a) The Liabilities of Seller relating to the Purchased Assets identified on the Acquisition Balance Sheet;

                  (b) The Liabilities of Seller incurred since the date of the Acquisition Balance Sheet in the ordinary course of business consistent with past practices and recorded on the books of the Business (other than employee compensation for any period prior to the Closing);

                  (c) The trade accounts payable of Seller relating to the Purchased Assets incurred in the ordinary course of the operation of the Business to the extent Seller is not in default or delinquent with respect thereto;

                  (d) Seller's obligations under the Contracts listed on
         SCHEDULE 2.2(D) (the "Assigned Contracts) other than obligations (i) under the Contracts which are not legally or equitably assigned (pursuant to Section 7.7) to Buyer by Seller and (ii) for any action or failure to act for any period prior to the Closing;

                  (e) The Buyer Bonus Payment; and

                  (f) Unused paid time off for those employees of Seller hired by Buyer, as set forth on Schedule 2.2(f) ("Paid Time Off").

                  2.3 SATISFACTION OF LIABILITIES BY SELLER. To preserve for Buyer the opportunity to maintain good relations with Seller's creditors and preclude the assertion of claims for nonpayment against Buyer, Seller agrees after the Closing to pay promptly in full as they become due all Liabilities of Seller relating to the Business except the Assumed Liabilities and such other Liabilities as are subject to good faith dispute by Seller.

                                   ARTICLE III

                                  CONSIDERATION
                                  -------------


                  3.1 CASH PURCHASE PRICE. In consideration of the Purchased Assets, Buyer shall pay Seller the purchase price (the "Purchase Price") in the amount equal to the greater of (A) Two Million Eight Hundred Thousand Dollars ($2,800,000), plus the amount, if any, by which the working capital of the Business as of the Closing (determined in the same manner as for purposes of the Acquisition Balance Sheet) (the "Working Capital Value") exceeds Five

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Hundred Forty Thousand Dollars ($540,000) (the "Working Capital Surplus"), less the amount, if any, by which Four Hundred Sixty-Five Thousand Dollars ($465,000) exceeds the Working Capital Value (the "Working Capital Deficit"), and (B) the lesser of (I) Four Million Two Hundred Thousand Dollars ($4,200,000), plus the Working Capital Surplus, if any, less the Working Capital Deficit, if any, and
(II) 5.71 times the actual pre-tax net income of the Business, determined without giving effect to the Buyer Bonus Payment and using GAAP consistently applied, for the fiscal year ending December 31, 1996 (the "1996 Pre-Tax Net Income), plus the Working Capital Surplus, if any, less the Working Capital Deficit, if any, payable as follows:

                           (i) Two Million Eight Hundred Thousand Dollars
                  ($2,800,000) (which is equal to 70% of the product of 5.71 and Seller's estimate of the 1996 pre-tax net income of Seven Hundred Thousand Dollars ($700,000) for the Business) (the "Closing Payment"), by wire transfer to Seller at the Closing;

                           (ii) the amount, if any (the "Buyer Escrow Amount"),
                  equal to the lesser of (a) ten percent (10%) of the Purchase Price as finally determined pursuant to the procedures in Sections 3.1 and 3.2 and (b) the amount, if any, by which the Purchase Price as finally determined pursuant to the procedures in Sections 3.1 and 3.2 exceeds the Closing Payment, by wire transfer deposited in the Escrow Account on or before March 1, 1997 or within ten (10) days of such date as the Purchase Price shall be finally determined pursuant to the procedures in Sections 3.1 and 3.2; and

                           (iii) the amount, if any, by which the lesser of (A)
                  the Purchase Price as determined pursuant to the procedures in Sections 3.1 and 3.2 and (B) Four Million Two Hundred Thousand Dollars ($4,200,000), plus the Working Capital Surplus, if any, less the Working Capital Deficit, if any, exceeds the sum of (x) the Closing Payment, and (y) the Buyer Escrow Amount, by wire transfer to Seller on or before March 1, 1997 or within ten (10) days of such later date as the Purchase Price shall be finally determined pursuant to the procedures in Sections 3.1 and 3.2.

                  3.2 DETERMINATION OF PURCHASE PRICE. Promptly after December 31, 1996 Buyer shall calculate the Purchase Price and deliver notice thereof and copies of Buyer's calculations and working papers with respect thereto ("Buyer's Notice") to Seller. If Seller does not deliver written notice to Buyer setting forth Seller's detailed objections to the Purchase Price as determined by Buyer, within fifteen (15) days of Seller's receipt of Buyer's Notice, the Purchase Price shall be as set forth in Buyer's Notice. If Seller delivers written objection to Buyer and the parties cannot agree upon the Purchase Price within thirty (30) days of Buyer's receipt of Seller's written objection, the dispute shall be submitted to Ernst & Young, LLP, Cleveland office ("Independent Accountant") which shall determine the Purchase Price which shall be binding upon the parties. Buyer and Seller shall each pay one half of the Independent Accountant's fees and expenses.

                  Buyer and Seller each acknowledge that the calculation and determination of the Purchase Price are subject to potential disagreements and abuses. As a result, Buyer covenants and agrees to comply with the following restrictions, provisions and agreements until January 1, 1997 and Buyer and Seller agree that the following restrictions, provisions and agreements shall be utilized by the Independent Accountant in the event that a dispute related to the Purchase Price shall be submitted to the Independent Accountant:

                  (a) The Purchased Assets shall be maintained and the Business shall be operated by Buyer as a separate and independent accounting entity. None of the Purchased Assets shall be sold, conveyed, exchanged, transferred, liquidated or otherwise disposed of by Buyer except in the ordinary course of business, nor shall the Purchased Assets or the Business be consolidated or merged with any other assets or operations of Buyer.

                  (b) All accounting decisions made by Buyer with respect to the Purchased Assets and the Business, and all decisions and actions by Buyer related to the determination of the Purchase Price or any items of income, expense, deduction, loss, or gain which would have an effect on the determination of the Purchase Price, shall be made in good faith, with a view towards maximizing gross revenues, gross profit and net income, in any case, consistent with strategic business considerations of the Business (other than solely for the purpose of minimizing the Purchase Price).

                  (c) The accounting methods to be used by Buyer shall be consistent with generally accepted accounting principles and with the accounting principles used by Seller with respect to the Purchased Assets and the Business prior to the consummation of the transactions contemplated by this Agreement (to the extent such accounting principles previously used by the Seller are in accordance with generally accepted accounting principles), so as to not create any extraordinary expenses or deductions which would lower gross profit, net income or the Purchase Price.

                  (d) Buyer will provide Seller with reasonable access to its financial information related to the Purchased Assets and the operation of the Business so as to permit Seller to confirm the financial information used to determine the Purchase Price.

                  (e) Any transactions or activities between the Buyer or any of its Affiliates and the separate and independent accounting entity established to maintain the Purchased Assets and operate the Business shall be undertaken in good faith at arm's length and at fair and competitive pricing.

                  (f) Buyer shall not take any action or fail to take any action which would result in an unreasonable delay with respect to the implementation or performance of contracts entered into in connection with the Business or the realization of revenues therefrom or from any other source which would have the effect of reducing gross revenues, gross profit and net income, in any case, consistent with strategic business considerations of the Business (other than solely for the purpose of minimizing the Purchase Price).

                  3.3 SELLER ESCROW. Seller shall deposit the amount, if any, by which ten percent (10%) of the Purchase Price exceeds the Buyer Escrow Amount (the "Seller Escrow

Amount"), by wire transfer in the Escrow Account on or before March 1, 1997 or within ten (10) days of such later date as the Purchase Price shall be finally determined pursuant to the procedures in Sections 3.1 and 3.2.

                  3.4 PARTIAL REFUND OF CLOSING PAYMENT. If the Closing Payment exceeds the Purchase Price as finally determined pursuant to the procedures in Sections 3.1 and 3.2, Seller shall pay Buyer the amount of such excess by wire transfer on or before March 1, 1997 or within ten (10) days of such later date as the Purchase Price shall be finally determined pursuant to the procedures in Sections 3.1 and 3.2.

                  3.5 ALLOCATION OF PURCHASE PRICE. The fair market values of the Purchased Assets and the allocation of the Purchase Price among the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code shall be as set forth in SCHEDULE 3.5, and Buyer, Seller and Stockholder agree to be bound by such allocation and to complete and attach IRS Form 8594 to their respective tax returns accordingly.

                                   ARTICLE IV

                                     CLOSING
                                     -------

                  4.1 CLOSING. The closing of the transaction contemplated hereby will take place on October 25, 1996 at the offices of Calfee, Halter & Griswold, 800 Superior Avenue, Suite 1400, Cleveland, Ohio 44114, or such other time and place as the parties mutually agree (the "Closing Date").

                  4.2 JOINT DELIVERIES. At the Closing, the parties shall execute, and deliver to one another, the following:

                  (a) An Escrow Agreement substantially in the form of the Escrow Agreement attached hereto as EXHIBIT A (the "Escrow Agreement");

                  (b) An Assignment and Assumption Agreement corresponding to the form of Assignment and Assumption Agreement attached hereto as EXHIBIT B;

                  (c) A Transition Agreement substantially in the form of the Transition Agreement attached hereto as EXHIBIT C; and

                  (d) A License Agreement substantially in the form of the License Agreement attached hereto as EXHIBIT D.

                  4.3 SELLER CLOSING DELIVERIES. At the Closing, Seller shall deliver to Buyer the following:

                  (a) A Bill of Sale corresponding to the form of Bill of Sale attached hereto as EXHIBIT E;


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



                  (b) A Certificate of Seller corresponding to the form of certificate attached hereto as EXHIBIT F certifying as to (i) the continued accuracy as of the Closing Date of the representations and warranties contained in Article V hereof, (ii) Seller's performance and compliance with all obligations, covenants, and conditions required by this Agreement to have been performed or complied with by Seller prior to or on the Closing Date, (iii) the accuracy and efficacy of director and stockholder resolutions of Seller, (iv) the Articles of Incorporation and By-laws of Seller, and (v) the incumbency of the officers executing documents and otherwise acting on behalf of Seller in connection herewith;

                  (c) An Opinion of Seller's counsel corresponding to the form of opinion attached hereto as EXHIBIT G;

                  (d) All third party consents required in connection with the assignment and assumption of the Assigned Contracts; and

                  (e) A good standing certificate of the Secretaries of State of the States of Indiana and Kentucky dated within ten (10) days of the Closing Date certifying as to the good standing of Seller in the States of Indiana and Kentucky.

                  4.4 BUYER CLOSING DELIVERIES. At the Closing, Buyer shall deliver to Seller the following:

                  (a) The Closing Payment by wire transfer of funds;

                  (b) A Certificate of Buyer corresponding to the form of certificate attached hereto as EXHIBIT H certifying as to (i) the continued accuracy as of the Closing Date of the representations and warranties contained in Article VI hereof, (ii) Buyer's performance and compliance with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by Buyer prior to or on the Closing Date, (iii) the accuracy and efficacy of director resolutions of Buyer, (iv) the Articles of Incorporation and By-laws of Buyer, and (v) the incumbency of the officers executing documents and otherwise acting on behalf of Buyer in connection herewith;

                  (c) Good Standing Certificates of the Secretaries of State of the States of Ohio, Indiana and Kentucky dated within ten (10) days of the Closing Date, certifying as to the good standing of Buyer in such states;

                  (d) an Instrument of Assumption corresponding to the form of Instrument of Assumption attached hereto as EXHIBIT I;

                  (e) An opinion of Buyer's counsel corresponding to the form of opinion attached hereto as EXHIBIT J.

                  4.5 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller to consummate the Closing as provided in this Article IV are, unless waived by Seller, subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  (a) CLOSING DELIVERIES. Buyer shall have made all of the deliveries required to be made by Buyer pursuant to Section 4.2 and 4.4 hereof;

                  (b) CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer contained herein shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such time; and Buyer shall have performed and complied with all obligations, covenants, and conditions required by this Agreement to have been performed or complied with by it prior to or on the Closing Date;

                  (c) LITIGATION, ETC. On the Closing Date, no litigation or administrative proceedings shall be pending or threatened, the purpose or effect of which is to restrain or question the legality of the transactions contemplated hereby; and

                  (d) AUTHORIZATION; CONSENTS. All corporate action necessary to authorize the execution, delivery, and performance of this Agreement shall have been duly and validly taken by Buyer; and all material consents of third parties required in order for Buyer to consummate the transactions contemplated by this Agreement shall have been obtained by Buyer and copies thereof delivered to Seller.

                  4.6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the Closing as provided in this Article IV are, unless waived by Buyer, subject to the fulfillment at or prior to the Closing of each of the following conditions precedent:

                  (a) CLOSING DELIVERIES. Seller shall have made all of the deliveries required to be made by Seller pursuant to Section 4.2 and
         4.3 hereof;

                  (b) CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained herein shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such time; and Seller shall have performed and complied with all obligations, covenants, and conditions required by this Agreement to have been performed or complied with by them prior to or on the Closing Date;

                  (c) LITIGATION, ETC. On the Closing Date, no litigation or administrative proceedings shall be pending or threatened, the purpose or effect of which is to restrain or to question the legality of the transactions contemplated hereby;

                  (d) AUTHORIZATION; CONSENTS. All corporate action necessary to authorize the execution, delivery, and performance of this Agreement shall have been duly and validly taken by the Seller; and all consents of third parties required in order for Seller to comply with this Agreement and to consummate the transactions contemplated by this Agreement, or for the Purchased Assets to be sold to Buyer free and clear of all Liens shall have been obtained by the Seller and copies thereof delivered to Buyer;

                  (e) ABSENCE OF CERTAIN EVENTS. Buyer shall not have learned of any fact or condition which in Buyer's judgment could materially and adversely affect the condition of Seller's or the Business's assets, businesses, operations or relationships with any of its employees (or former employees) or any of the Business's customers or vendors;

                  (f) DUE DILIGENCE. Buyer shall be satisfied with the results of its due diligence review of Seller, the Division and the Business pursuant to Section 7.1; and

                  (g) MATERIAL ADVERSE CHANGES. There shall have been no material adverse change since the date of the Acquisition Balance Sheet in the financial condition, business or affairs of the Seller, the Division or the Business.

                      4.7 INTERDEPENDENCE. The transfers and deliveries described in this Article IV shall be mutually interdependent and regarded as occurring simultaneously as of the Closing Date; and, unless waived by both the transferor and transferee, no such transfer or delivery shall become effective unless and until all the other transfers and deliveries provided for in this
Article IV have also been consummated.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------


                  Seller represents and warrants to Buyer as follows:

                  5.1 ORGANIZATION


                      5.1.1 IN GENERAL. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Seller is qualified to do business and in good standing as a foreign corporation in the State of Kentucky. Seller is not, and is not required to be, qualified to do business or otherwise licensed in any state other than the States of Indiana and Kentucky by reason of the operations or assets of the Business. Seller has full corporate power to: (a) own, lease and operate the Purchased Assets and carry on the Business as and where the Purchased Assets are now owned or leased and as the Business is presently being conducted; and (b) execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

                      5.1.2 OTHER VENTURES. Except as set forth on SCHEDULE 5.1.2, Seller has no ownership interest in any other business entity, is not a member of any partnership or joint venture, and has never operated as a subsidiary or division of any other business entity.

                      5.1.3 OWNERSHIP OF SELLER. All of the issued and outstanding shares of the capital stock of Seller is owned of record and beneficially by Stockholders free and clear of Liens as set forth on SCHEDULE
5.1.3. Except as will not affect Seller's ability to convey the

Purchase Assets to Buyer as contemplated hereby, or Buyer's rights in and to the Purchase Assets, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, conversion rights or other agreements, arrangements or rights of any character or nature whatever under which Seller is, or may be, obligated to issue any shares of any class of its capital stock, there are no commitments of Seller to issue or grant any such subscription, option, warrant, call, contract, demand, commitment, conversion right or other agreement, arrangement or right and no holder of any security of Seller is entitled to any preemptive or similar rights to purchase any securities of Seller.

                  5.2 STATUS OF AGREEMENTS.

                      5.2.1 SELLER AND/OR STOCKHOLDERS ENFORCEABILITY. All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by or on behalf of Seller in connection herewith has been taken by Seller. This Agreement and each other agreement and document executed and delivered by or on behalf of Seller and/or Stockholders in connection herewith has been duly executed and delivered by Seller and/or Stockholders (only with respect to the covenants in Section 7.9 in the case of Stockholders) and constitutes the binding obligation of Seller and/or Stockholders (only with respect to the covenants in Section 7.9 in the case of Stockholders) enforceable in accordance with its respective terms.

                      5.2.2 NO CONFLICTS. No action taken by or on behalf of Seller or Stockholders in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by all or any of them in connection herewith:
(a) conflicts with or violates: (i) any Law; (ii) Seller's Articles of Incorporation or By-Laws; (iii) any Contract to which either Seller or Stockholders are a party or by which any of them is bound; (iv) any order, arbitration award, judgment, injunction, decree, permit or other similar restriction to which either Seller or Stockholders are subject; or (b) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

                  5.3 FINANCIAL.

                      5.3.1 FINANCIAL RECORDS. SCHEDULE 5.3.1 consists of: (a) the balance sheets of the Business as of December 31, 1994 and 1993 and related statements of income and cash flows for the twelve month periods then ended prepared by Seller; (b) the balance sheet of the Business as of December 31, 1995 and related statements of income and cash flows for the twelve months then ended, audited by Ernst & Young, L.L.P.; (c) the balance sheet of the Business as of September 30, 1996 (the "Acquisition Balance Sheet"), and related statements of income and cash flows for the nine months then ended, audited by Ernst & Young, L.L.P.; and (d) the balance sheet of Seller as of September 30, 1996. All such financial statements were prepared from Seller's books of account in accordance with GAAP, consistently applied, are materially correct and complete. The financial statements described in Subsections (a), (b) and (c) present fairly the financial position, results of operations and cash flows of the Business at the dates and for the periods indicated, except for the absence of footnote disclosure and customary year-end audit adjustments of a normal recurring type which would not be material in the aggregate in the financial statements described in Subsection (a) above and the Acquisition Balance Sheet and related income statement. The books of account of Seller fairly reflect all items of income and expense (including, but not limited to, accruals) and all assets and liabilities of the Business in accordance with normal GAAP, subject to customary year-end audit adjustments of a normal, recurring type which would not be material in the aggregate.

                      5.3.2 LIABILITIES. Seller has no Liabilities relating to the operation of the Business or the ownership of the Purchased Assets except:
(a) to the extent provided for or reserved against on the Acquisition Balance Sheet; (b) current liabilities which have arisen in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet (all of which have been recorded on the books of the Business); or (c) as listed on SCHEDULE 5.3.2. Since the date of the most recent fiscal year end balance sheet in SCHEDULE 5.3.1, there has not been any incurrence (whether discharged or not) of any Liability by Seller relating to the operation of the Business or the ownership of the Purchased Assets other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice.

                      5.3.3 NO CHANGE. Except as set forth on SCHEDULE 5.3.3, since December 31, 1995 there has not been any material adverse change or development in the business, assets, liabilities, operations, earnings, financial condition, prospects or business relationships of the Business or the Division, and no fact exists, or to the Knowledge of Seller, is contemplated or threatened, that might cause such a change in the future. Without limiting the generality of the foregoing, except as disclosed on SCHEDULE 5.3.3, since December 31, 1995, with respect to the Business, Seller has not, other than in the ordinary course of business consistent with past practice:

                  (a) changed any accounting method;

                  (b) agreed to any (i) increase in the compensation payable or to become payable by it to any of Seller's officers, directors or employees engaged in the operation of the Business, or (ii) amended any Employee Benefit Plan;

                  (c) entered into any agreement which provides for the deferred compensation of any officer, director or employee engaged in the operation of the Business;

                  (d) incurred any indebtedness for borrowed money, made any commitment to borrow money, or been delinquent in the payment of any installment of principal and/or interest as the same became due in connection with any indebtedness of Seller;

                  (e) sold, transferred or assigned or subjected to any Lien, any asset material to the operation of the Business;

                  (f) modified, amended or terminated any material Contract or similar arrangement relating to the operation of the Business or the ownership of the Purchased Assets, whether written or oral which could reasonably be expected to have a material adverse effect on the Business;

                  (g) incurred any loss or damage to any asset material to the operation of the Business;

                  (h) accelerated any payment due any officer, director or employee of the Business;

                  (i) suffered any material adverse change in the Business' business operations, assets or prospects;

                  (j) entered into any transaction other than an ordinary course of business consistent with past practice; or

                  (k) authorized, approved or agreed to any of the foregoing.

                      5.3.4 TAXES. All Tax returns, reports and declarations (hereinafter collectively, "Tax Returns") required by any Governmental Authority to be filed in connection with the properties, business, income, expenses, net worth and franchises of Seller have been timely filed, and such returns are correct and complete. All Tax due in connection with the properties, business, income, expenses, net worth and franchises of Seller has been paid, other than Tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith, and for which in all cases reserves have been established in the Acquisition Balance Sheet which are sufficient to cover the payment of all such Tax. There are no Tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth and franchises of Seller, and, to the Knowledge of Seller, there are no such threatened claims, audits or proceedings. Neither the Division nor Seller has filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Division has no liability for any Taxes of any other Person. Neither Seller nor the Division has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  5.4 LEGAL.

                      5.4.1 COMPLIANCE WITH LAWS. To Seller's Knowledge, Seller is not, in connection with the operation of the Business or the ownership of the Purchased Assets, in violation of any Law, including, but not limited to, any anti-discrimination, hazardous and toxic substance, wage, hour, working conditions, payroll withholding, pension, building, zoning and Tax Law, or any outstanding arbitration award, judgment, order, injunction, decree, or permit, nor have there been any allegations of or inquiries concerning any such violations. There have been no allegations of or inquiries concerning any violations of Law by Seller, the violation of which could have a material adverse effect on the operations or financial condition of the Business. Except for those listed on SCHEDULE 5.4.1, no permits, licenses, orders, approvals, authorizations, concessions, certificates, franchises or other evidence of authority issued by any Governmental Authority ("Permits") are required to conduct the Business. Seller has all such Permits and all such Permits are in full force and effect, and no proceeding is pending to revoke or limit any of them and there is no state of facts or event which could reasonably be expected to form the basis for any such revocation or limitation. There have been no claims, notices, orders or directives issued by any Governmental Authority with respect to Business or any of the Purchased Assets.

                      5.4.2 SERVICE LIABILITY. Except as and to the extent listed on SCHEDULE 5.4.2, no product liability or other tort claims have been made or threatened against Seller relating to services performed by Seller in the operation of the Business.

                      5.4.3 LITIGATION. Except as and to the extent listed on
SCHEDULE 5.4.2 or 5.4.3, no claim, litigation, action, investigation or proceeding is pending or, to Seller's Knowledge, threatened, and no arbitration award, judgment, order, injunction or decree is outstanding, against or relating to the Purchased Assets or the Business, and there is no state of facts or event which could reasonably be expected to form the basis for such a claim, litigation, action, investigation or proceeding.

                  5.5 BUSINESS.

                      5.5.1 EMPLOYMENT. With respect to the employees engaged in the operation of the Business:

                                      (a) Seller has (i) paid in full to all
                            employees all wages, commissions, bonuses and other direct compensation for all services performed by them or (ii) properly accrued for such wages, commissions, bonuses and other direct compensation as of the Closing Date.

                                     (b) There are no controversies, grievances
                            or claims by any of the employees, former employees or beneficiaries of employees of Seller pending with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws, and there is no state of facts or event which could reasonably be expected to form the basis for any such controversies, grievances or claims.

                                     (c) Seller has complied with all applicable
                            federal, state, and local laws, rules, and regulations relating to the employment of labor, including the provisions thereof relating to wages, hours, working conditions, Employee Benefit Plans, equal employment, fair employment practices, entitlements, prohibited discrimination and the payment of withholding and social security taxes, and is not liable for any arrears of compensation or any taxes or penalties for failure to comply with any of the foregoing, and has received no notice to the contrary from any Governmental Authority.

                                     (d) Seller has complied with all federal,
                            state, and local labor laws, rules, and regulations in connection with the transactions contemplated by this Agreement.

                                     (e) SCHEDULE 5.5.1 lists the name, address,
                            social security number and current annual compensation rates and other compensation arrangements of each employee of Seller.

                      5.5.2 COMPLIANCE WITH CONTRACTS. SCHEDULE 2.2(d) contains an accurate and complete list of all Contracts, including a description of the material terms of all oral Contracts, to which Seller is a party with respect to the operation of the Business or the ownership of the Purchased Assets. Seller has delivered to Buyer a true, complete and accurate copy of each Assigned Contract, including all amendments thereto. Except as set forth on SCHEDULE 5.5.2, with respect to the Assigned Contracts, (i) each Assigned Contract is legal, valid, binding and enforceable and in full force and effect; (ii) each Assigned Contract is assignable by Seller to Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) the enforceability of any Assigned Contract will not be effected in any manner by the execution, delivery and performance of this Agreement; and (iv) no party is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration under such Assigned Contract. There have been no discussions or correspondence concerning breach by Seller or termination of any of the Assigned Contracts. All activities conducted by Seller pursuant to the Assigned Contracts have been performed in compliance with the Assigned Contracts.

                      5.5.3 CUSTOMERS. SCHEDULE 5.5.3 sets a correct and complete list of all customers of the Business whose relationships with Seller have during the current fiscal year or any of the three most recent fiscal years of Seller generated two percent (2%) or more of the Business's income. No such customer and no other customer material to the Business has terminated, or threatened to terminate, its relationship with Seller or has during the past year decreased or delayed materially, or threatened to decrease or delay materially, its usage of Seller's services, and there is no state of facts or event which could reasonably be expected to form the basis for such a decrease or delay. To Seller's Knowledge, the transactions contemplated in this Agreement will not adversely affect the relationship of the Business with any such customer. Seller is not required, in the ordinary course of the Business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers.

                      5.5.4 CONFLICTS OF INTEREST. Except as set forth on
SCHEDULE 5.5.4, neither Stockholders, nor any director, employee or Affiliate of Seller, nor any relative of any Stockholder: (a) owns, directly or indirectly, any interest in (other than less than a one percent interest in the capital stock of a publicly traded company), or is an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of the Business; (b) owns, directly or indirectly, any interest in, any tangible or intangible property, asset, or right used in the Business; (c) has any cause of action or claim against, owes any amount to, or is owed any amount by Seller in connection with the Business; (d) is a party to any Contract with Seller relating to the Business; or (e) received a loan, gift or advance from Seller in connection with the Business in the three year period preceding the Closing Date.

                      5.5.5 CONFIDENTIALITY. Seller has taken all reasonable steps necessary to preserve the confidential nature of all confidential information (including, without limitation, any proprietary information) with respect to the Business.

                      5.5.6 NO GUARANTIES. None of the obligations or liabilities of the Business or the Seller incurred in connection with the operation of the Business or the ownership of the Purchased Assets is guaranteed by or subject to a similar contingent obligation of any other Person. Seller has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person in connection with the Business. There are no outstanding letters of credit, surety bonds or similar instruments of Seller, any Stockholder or any of their respective Affiliates in connection with the Business or the Purchased Assets.

                      5.5.7 CONDUCT OF BUSINESS. Seller has operated the Business, including its clinical testing activities and institutional review board functions and activities, in accordance with accepted industry guidelines and standards. Seller has complied with all contractual and regulatory requirements, regulations and guidelines, including, without limitation, with respect to (i) selecting investigators; (ii) obtaining documentation from investigators, (iii) verifying that patient informed consent is obtained, (iv) monitoring the validity and accuracy of data; and (v) verifying drug accountability and instructing investigators to maintain records and reports.

                      5.5.8 INSURANCE. SCHEDULE 5.5.8 lists all insurance policies maintained by Seller with respect to the Business or the Purchased Assets and identifies for each such policy the following: underwriter, policy number, coverage type, premium, expiration date, coverage amount and deductible. Such insurance policies are of the type and in amounts customarily carried by persons or entities conducting similar businesses or operating similar assets for similar purposes in the localities of Seller's businesses and assets. All such policies are in full force and effect and all premiums have been paid. Except for amounts deductible under policies of insurance described on SCHEDULE
5.5.8 or as otherwise set forth in such Schedule, Seller is not, and has not been at any time, subject to Liability as a self-insurer. There is no dispute pending, and to Seller's Knowledge, no state of facts or event which could reasonably be expected to form the basis for a dispute, with any underwriter of Seller's insurance. In the past three years, Seller has not received notice from any insurer threatening to cancel any insurance coverage or requiring any changes or corrective work which has not been satisfied.

                      5.5.9 ENVIRONMENTAL. Except as set forth on SCHEDULE 5.5.9 hereto: (i) Seller has at all times complied with all applicable environmental Laws, except for any non-compliance which could not reasonably be expected to have, either singly or in the aggregate, a material adverse effect on the assets or results of operations of Seller; (ii) all past on-site generation, treatment, storage and disposal of Waste, including Hazardous Waste, by Seller has been done in compliance with then currently applicable Environmental Laws; and (iii) all past off-site treatment, storage and disposal of Waste, including Hazardous Waste, generated by Seller has been done in compliance with then currently applicable Environmental Laws. The current or former facilities of Seller do not contain any material environmental contamination that could require any removal or clean-up or result in any exposure of Buyer to costs associated with such a removal or clean-up. As used in this Section 5.5.9, the terms (i) "Environmental Law" means any federal, state or local law, statute, charter or ordinance, any rule or regulation issued pursuant to any of the foregoing and any permit, order, court order or consent decree applicable to Seller issued pursuant to any of the foregoing, which pertains to, governs or otherwise regulates any of the following activities: (a) the emission, discharge, release or spilling of any substance into the air, surface water, groundwater, soil or substrata; or (b) the manufacturing, processing, sale, generation, treatment, storage, disposal, labeling or other management of any Waste, Hazardous Substance or Hazardous Waste, and (ii) "Waste," "Hazardous Substance," and "Hazardous Waste" include any substance defined as such by any applicable Environmental Law.

                      5.5.10 BACKLOG. SCHEDULE 5.5.10 sets forth an accurate and complete description of the backlog of the Business, including all commitments for services to be rendered by the Business. All such commitments were entered into in the ordinary course of business, consistent with past practice. To Seller's Knowledge, there is no fact or circumstance from which Seller could have reason to believe that such commitments will not be expected to be performed by the Business as set forth on SCHEDULE 5.5.10.

                  5.6 EMPLOYEE BENEFITS.

                      5.6.1 GENERAL.

                            (a) Except as otherwise set forth on SCHEDULE 5.6,
Seller neither maintains nor is required to contribute to any Employee Benefit Plan or Other Plan covering Persons employed in the Business. Seller has delivered to Buyer accurate and complete copies of each such written Employee Benefit Plan and Other Plan, and an accurate and complete written description of each such oral Employee Benefit Plan and Other Plan, in each case with all modifications and amendments thereto.

                            (b) Each Employee Benefit Plan and Other Plan
maintained by Seller covering Persons employed in the Business has been operated in accordance with its terms and applicable Law.

                            (c) No Employee Benefit Plan or Other Plan provides
benefits for persons who are not active employees or directors of Seller.

                            (d) Seller has not, and to the Seller's Knowledge no
other person has, engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, excluding any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any Employee Benefit Plan covering Persons employed in the Business which Seller maintains, or to which Seller contributes, which could subject Seller or any such other person to any Liability. No event has occurred and no condition exists that would subject Seller to any Tax under Internal Revenue Code Sections 4971, 4972, 4977 or 4979, or to a fine under ERISA Sections 502(c) or 502(l).

                            (e) Seller has the right to amend or terminate,
without the consent of any other person or entity, any Employee Benefit Plan or Other Plan covering Persons employed in the Business which it maintains, except as prohibited by Law.

                            (f) Except the Pre-Closing Bonus Payments, the
Seller Bonus Payment and any payments to Wade Lange as more fully described in
Section 2.1 (with respect to which Mr. Lange is the only eligible employee of Seller), Seller does not maintain any Employee Benefit Plan or Other Plan covering Persons employed in the Business under which it would be obligated to pay benefits because of the consummation of the transaction contemplated by this Agreement.

                            (g) Except as described on SCHEDULE 5.6.1, since the
date of the most recent fiscal year end balance sheet in SCHEDULE 5.3.1, there has not been any increase made or promised in the benefits payable under any Employee Benefit Plan or Other Plan of Seller covering Persons employed in the Business.

                            (h) Each trust forming a part of any Pension Plan
maintained by Seller meets, and for all prior periods has met, all requirements for qualification under Sections 401 and 501 of the Internal Revenue Code, and all applicable related rules and final regulations, except that no representation is made as to the satisfaction of any such formal qualification requirements with respect to which the remedial amendment period set forth in
Section 401(b) of the Internal Revenue Code, and any regulations, rulings or other Internal Revenue Service releases, thereunder, has not expired. Seller has timely made all contributions (including periodic installments) required by law or contract to be made to any Pension Plan or Welfare Plan or Other Plan covering Persons employed in the Business maintained by Seller.

                            5.6.2 MULTIEMPLOYER PLANS. Seller is not required,
nor has it ever been required, to contribute with respect to any Multiemployer Plan covering Persons employed in the Business.

                            5.6.3 WELFARE PLANS.

                                  (a) Except as set forth on SCHEDULE 5.6.3, no
Welfare Plan covering Persons employed in the Business maintained by Seller is funded by a trust.

                                  (b) Each Welfare Plan covering Persons
employed in the Business maintained by Seller intended to meet the requirements for tax-favored treatment under subchapter B of Chapter 1 of the Internal Revenue Code meets such requirements.

                                  (c) With respect to any Welfare Plan covering
Persons employed in the Business maintained by Seller there is no disqualified benefit, as such is defined in Internal Revenue Code Section 4976(b), which would subject Seller to a Tax under Internal Revenue Code Section 4976(a).

                            5.6.4 PENSION PLANS. Seller has never sponsored, nor
been required to contribute to, any Defined Benefit Plan covering Persons employed in the Business.

                        5.7 STATUS OF ASSETS.

                            5.7.1 TITLE. The Purchased Assets are free and clear
of all Liens. All of the Assigned Contracts are valid, in full force and effect and enforceable in accordance with their terms by Seller.

                            5.7.2 CONDITION. All of the fixed assets included in
the Purchased Assets are in good operating condition, normal wear and tear excepted, neither require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs necessary in the ordinary course of operations, and are capable of being used for their intended purpose in the ordinary course of business consistent with past practice.

                            5.7.3 RECEIVABLES. The billed and unbilled accounts
receivable included among the Purchased Assets are valid and genuine; have arisen solely out of the bona fide performance of services in the ordinary course of business; and are not subject to any set-off or counterclaim. SCHEDULE
5.7.3 sets forth a 30/60/90 day aging summary of those accounts receivable included among the Purchased Assets as of the prior month end which have been billed to customers or clients. The billed and unbilled accounts receivable as described on the Acquisition Balance Sheet are collectible except as expressly provided in any reserve or in notes to such balance sheet.

                            5.7.4 PROPRIETARY PROPERTY. To Seller's Knowledge,
Seller has not infringed, misappropriated or misused any patent, trademark, trade name, copyright (or application for any of the foregoing), trade secret, know-how or confidential information or data of another. Seller has the complete and unrestricted right to use, own and has good title to, and the exclusive right to assign the entire right, title and interest in and to all of its trade secrets, know-how, patents, trademarks, service marks, trade names, copyrights and applications for any of the foregoing, each of such items is in full force and effect and such items are the only proprietary property used or necessary in connection with the Business as presently conducted. SCHEDULE 5.7.4 lists all of Seller's patents, trademarks, service marks, trade names and copyrights and all applications for any of the foregoing relating to the Business. There has been no infringement, misappropriation or misuse of any of Seller's proprietary information.

                            5.7.5 PREPAYMENTS AND DEPOSITS. Except as described
on SCHEDULE 5.7.5, Seller has not received any prepayments or deposits from customers for services to be performed, in the future.

                            5.7.6 REAL PROPERTY LEASES. Seller has delivered to
Buyer correct and complete copies of the Real Property Leases, together with all amendments thereto. Each Real Property Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally. Neither Seller nor any other party is in default, violation or breach in any respect under any Real Property Lease, and no event has occurred and is a continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Real Property Lease. Each Real Property Lease grants the tenant under the Real Property Lease the exclusive right to use and occupy the demised premises thereunder. The Seller has good and valid title to the leasehold estate under each Real Property Lease free and clear of all Liens. Seller enjoys peaceful and undisturbed possession under the Real Property Leases. The real property leased to Seller pursuant to the Real Property Leases constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

                      5.7.7 EXTENT. Except as set forth on SCHEDULE 5.7.7, the Purchased Assets and the assets to be leased or licensed to Buyer pursuant to the assignment of an Assigned Contract hereunder, include all those which have been used to operate the Business in the ordinary course as presently conducted. The Purchased Assets include all assets reflected on the Acquisition Balance Sheet and all assets acquired by Seller after the date of the Acquisition Balance Sheet, except those assets of Seller relating to the Business which have been disposed of with the prior written consent of Buyer. Since the date of the Acquisition Balance Sheet, there has not been any damage to or disposition (except for the sale of inventory in the ordinary course of business consistent with past practice) or loss of (whether or not covered by insurance) any material asset of the Business.

                  5.8 MISCELLANEOUS.

                      5.8.1 NO BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller, Stockholders and their Affiliates in such manner as not to give rise to any valid claim against them or Buyer for a brokerage commission or finder's fee.

                      5.8.2 ACCURACY AND COMPLETENESS. No statement of fact made by Seller or any Stockholder in this Agreement or in any Exhibit or Schedule hereto or in any certificate delivered pursuant to this Agreement is false or inaccurate in any material respect or omits to state any material fact necessary in order to make the statement made herein or therein not misleading.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

                  Buyer represents and warrants to Seller as follows:

                  6.1 ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

                  6.2 STATUS OF AGREEMENTS.

                      6.2.1 ENFORCEABILITY. All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by or on behalf of Buyer in connection herewith has been taken by Buyer. This Agreement and each other agreement and document executed and delivered by or on behalf of Buyer in connection herewith has been duly executed and delivered by Buyer and constitute the binding obligations of Buyer enforceable in accordance with their respective terms.

                      6.2.2 CONSENTS. No approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Buyer of this Agreement or any other agreement or document delivered by or on behalf of Buyer in connection herewith.

                      6.2.3 NO CONFLICTS. No action taken by or on behalf of Buyer in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by it in connection herewith, conflicts with or violates: (a) any Law applicable to Buyer; (b) Buyer's Articles of Incorporation or Code of Regulations; or (c) any agreement to which Buyer is a party or by which Buyer is bound; or constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

                                   ARTICLE VII

                                    COVENANTS
                                    ---------

                  7.1 ACCESS. During the period from the date hereof through the Closing Date, Seller shall give Buyer and its counsel, accountants, and other representatives full access to the property, books, Contracts, agreements, records, working papers, reports, commitments and all other data (financial or otherwise) of the Business during normal business hours, and Seller shall furnish to Buyer copies of all such documents and all such information relating to the Business as Buyer may from time to time or at any time reasonably request. In addition, Seller will permit Buyer, Buyer's accountants, counsel, consultant, employees and agents, reasonable access to such personnel of Seller employed in the operation of the Business during normal business hours as may be necessary or useful to Buyer in its review of the properties, assets and business affairs of the Division and the Business and the above-mentioned documents, records and information. Seller will keep Buyer generally informed as to the affairs of the Business. No review, examination, or investigation by Buyer and its representatives, hereunder or otherwise, shall affect the continuing validity or effect of Seller's or representations and warranties contained in this Agreement and the schedules hereto.

                  7.2 CONDUCT OF BUSINESS PENDING THE CLOSING

                      7.2.1 COVENANTS OF SELLER. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing, Seller will:

                      (a) carry on the Business in, and only in, the ordinary
                  course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees (other than Phillip A. Bounsall), and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be unimpaired following the Closing;

                      (b) except for matters disputed in good faith, pay
                  accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

                      (c) perform all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Purchased Assets, and comply with all Laws applicable to it, the Purchased Assets or the Business;

                      (d) not enter into or assume any material Contract
                  relating to the Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

                      (e) not grant (or commit to grant) any increase in the
                  compensation (including incentive or bonus compensation) of any employee engaged in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement applicable to any such employee;

                      (f) not take any action or omit to take any action, which
                  action or omission would result in a breach of any of the representations and warranties set forth in Article V.

                      7.3 PERFORMANCE OF CONDITIONS TO CLOSING. Seller, Stockholders and Buyer agree to use their best efforts to refrain from taking any action (or omitting to take any necessary action) the result or potential result of which would be to cause the nonfulfillment of any condition to any party's obligation to close the transactions contemplated hereunder, and they agree to otherwise cooperate with each other in taking such actions as may reasonably be required to effect the Closing as contemplated hereunder.

                  7.4 CONFIDENTIALITY. Buyer, Stockholders and Seller agree that any information contained in any Schedule or Exhibit to this Agreement or otherwise provided to Buyer, Stockholders or Seller pursuant to this Agreement shall be held by Buyer, Stockholders or Seller in strictest confidence and Buyer, Stockholders and Seller shall not use such information except for the purpose of evaluating the transaction contemplated hereby; provided, however, this Section 7.4 shall not apply to any information which (A) is or becomes generally known to the public other than by the disclosure or use thereof by Buyer, Stockholders or Seller, or (B) is obtained by Buyer, Stockholders or Seller from a third party who is lawfully in possession of such information and is not subject to any obligation to refrain from disclosing such information to Buyer, Stockholders or Seller.

                  7.5 EXPENSES; TRANSFER TAXES. Except to the extent otherwise specifically provided herein, Buyer shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives, and Seller shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Seller, Stockholder or their representatives. Notwithstanding the foregoing, Buyer shall pay the third party accounting fees and expenses incurred in connection with the audit of the December 31, 1995 and September 30, 1996 financial statements of the Business described in Section 5.3.1. Seller and Buyer agree to share equally in the payment of all sales or other transfer taxes, if any, which may be payable in connection with the transactions contemplated by this Agreement.

                  7.6 FURTHER ASSURANCES. Seller agrees that, at any time and from time to time after the date hereof, it will, upon the request of Buyer and at Seller's expense, do all such further reasonable acts as may be required to further transfer, assign and confirm to Buyer, or to aid and assist in the collection or gaining of possession by Buyer of, any of the Purchased Assets, or to vest in Buyer good and marketable title to the Purchased Assets.

                  7.7 ASSIGNMENT OF CONTRACTS, RIGHTS, ETC. To the extent that any Assigned Contract is not capable of being assigned or transferred by Seller (or if Buyer's purchase is deemed a prohibited transfer or assignment because of change in control to the extent that an Assigned Contract would or may not remain in effect on its existing terms upon such purchase) without the consent, release or waiver of any third party (a "Non-Assignable Contract"), or if the assignment or transfer or attempted assignment or transfer without such consent, release or waiver would breach the Non-Assignable Contract (or result in the third party having the right to terminate the Non-Assignable Contract), Seller shall use its best efforts to obtain such consent, release or waiver and the Non-Assignable Contract need not be assigned or transferred by Seller to Buyer unless and until any such required consent, release or waiver has been obtained. If at the Closing Date, any Non-Assignable Contract shall not have been assigned or transferred to Buyer (or if Buyer's purchase continues to be deemed a prohibited transfer or assignment as aforesaid), Seller shall make an equitable assignment to Buyer of the rights, benefits, and interest in each Non-Assignable Contract which can be enjoyed indirectly by Buyer. Where necessary or appropriate as permitted, Seller may designate Buyer an "affiliate" (as such term may be defined in a Non-Assignable Contract) and Seller shall, on behalf of Buyer, complete, fulfill and discharge all of the rights and obligations arising after the Closing with respect to each Non-Assignable Contract. Seller shall use its best efforts to provide Buyer with the benefit of each Non-Assignable Contract, including but not limited to (a) enforcing any rights arising with respect to the Non-Assignable Contract (including without limitation the right to terminate in accordance with the terms thereof upon the advice of Buyer) and (b) permitting, assisting, and acting in the direction of, Buyer to enforce any rights arising with respect to each Non-Assignable Contract. Except as specifically provided herein, nothing in this Section 7.7 shall (x) limit or expand any representation or warranty of Seller under this Agreement or (y) require Seller to breach any provision of any contract that is a Purchased Asset or to modify any course of dealing respecting any Contract that is a Purchased Asset. Seller shall use its best efforts to ensure that any successor agreement relating to a Non-Assignable Contract complies with the reasonable needs of Buyer to service the Business.

                  7.8 RECEIVABLES. Buyer shall use all reasonable efforts to collect the accounts receivable included in the Purchased Assets, but Buyer shall not be required to take or threaten legal action to collect any of such receivables. Seller shall, at the option of Buyer, repurchase from Buyer, for an amount equal to the unpaid balance thereof, all or any part of the accounts receivable included in the Purchased Assets which have not been paid in full by the first anniversary of the Closing Date, it being understood that Buyer may exercise such option until the end of the 18th month after the Closing Date without waiving any rights hereunder. Seller shall have the right to verify the existence of the unpaid balance of any receivables. Seller shall, as may be reasonably requested by Buyer, assist Buyer in the collection of all accounts receivable included among the Purchased Assets. Seller shall promptly remit to Buyer any amounts received by Seller in respect of the accounts receivable included among the Purchased Assets.

                  7.9 NONCOMPETITION.

                      7.9.1 BY SELLER AND STOCKHOLDERS. To protect the value of Seller's goodwill included among the Purchased Assets, until the fifth anniversary of the Closing Date, neither Seller, Stockholders, nor any Affiliate of any of them shall, in the continental United States, without prior written consent of Buyer: (a) perform clinical research services or provide broker or manager services in connection therewith; or (b) perform any advisory or consulting services for, invest in (other than less than a one percent interest in the capital stock of a publicly traded company) or otherwise become associated with in any capacity, any Person which performs clinical research services or provides broker or manager services in connection therewith.

                      7.9.2 NONINTERFERENCE. Neither Seller, Stockholders nor any Affiliate of either of them shall induce, attempt to induce, or assist others in inducing or attempting to induce any employee or agent of Buyer or any other Person affiliated or doing business with Buyer to terminate his relationship with Buyer or in any other manner to interfere with the relationship between Buyer and any such Person or the relationship between Buyer and any of its suppliers or customers.

                      7.9.3 EQUITABLE RELIEF. Money damages alone will not be a sufficient remedy for any breach of the provisions of this Section 7.9 by any party, and in addition to all other remedies the parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and they waive the securing or posting of any bond in connection with such remedy.

                      7.9.4 REFORMATION. If any of the covenants contained in this Section 7.9 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court is directed to exercise its discretion to reform such covenant to the end that the parties shall be subject to noncompetition and noninterference covenants that are reasonable under the circumstances and are enforceable.

                  7.10 NO ASSIGNMENT. No party may assign all or any part of this Agreement or all or any part of its rights and obligations hereunder without the prior written consent of the others. Any assignment made without such consent will be void. Notwithstanding the foregoing, Buyer may assign this Agreement to any Affiliate of Buyer.

                  7.11 EMPLOYEES. On or prior to the Closing Date, and effective as of and conditioned on the occurrence of the Closing, Buyer shall offer positions of employment with Buyer, on an "at will" basis, to those employees of Seller whose names are set forth on SCHEDULE 5.5.1, in each case, on substantially similar terms of employment (solely with respect to salary) as the employee enjoyed with Seller on the business day immediately preceding the Closing Date.

                  7.12 EMPLOYEE BENEFITS. Pending the Closing, Seller shall use its best efforts to retain the services of Seller's employees employed in the Business and encourage them to continue their employment with Buyer after the Closing. Buyer shall offer employment, on such terms and conditions as shall be determined by Buyer in its sole discretion, to those employees of Seller employed in the Business as Buyer shall determine in its sole discretion, but Buyer shall not be required to offer employment to any or all of Seller's employees. The employment by Buyer of any employee of Seller who accepts the terms of employment offered by Buyer will commence at the Closing. Seller agrees in this regard to cooperate with Buyer by permitting Buyer throughout the period prior to the Closing to meet with Seller's employees employed in the Business at such reasonable times as shall be approved by a representative of Seller and to distribute to Seller's employees employed in the Business such forms and other documents relating to employment by Buyer after the Closing as Buyer shall reasonably request. Except Paid Time Off and the Buyer Bonus Payment, Seller shall pay the cost of any compensation, severance or other benefits which may be payable to Seller's employees as a result of the consummation of the transactions contemplated hereby, including, without limitation, with respect to employees to whom Buyer does not offer employment or to such other persons as shall claim compensation, severance or other benefits in connection with the consummation of the transactions contemplated by this Agreement. Nothing in this
Section 7.12 shall be deemed to require Buyer to retain any of the employees it hires for any period of time or at any particular compensation rate or in any particular position.

                  7.13 NO SOLICITATION. During the term of this Agreement, neither Seller, the Stockholders nor any of their Affiliates or any Person acting on their behalf shall (a) offer for sale the Purchased Assets (or any material portion thereof) or any ownership interest in any entity owning any of the Purchased Assets, (b) solicit offers to buy all or any material portion of the Purchased Assets or any ownership interest in any entity owning any of the Purchased Assets, (c) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of any entity owning any of the Purchased Assets, or (d) enter into any agreement with any party (other than Buyer) with respect to the sale or other disposition of the Purchased Assets (or any material portion thereof) or any ownership interest in any entity owning any of the Purchased Assets or with respect to any merger, consolidation, or similar transactions involving any entity owning any of the Purchased Assets. Seller will promptly communicate to Buyer the substance of any serious inquiry or proposal concerning any such transaction.

                  7.14 NO PUBLIC ANNOUNCEMENT. Neither Buyer, Seller nor any Stockholder will announce to the public, customers, vendors, or Seller's employees, the terms and conditions of this Agreement or the transactions contemplated hereby without the prior approval of the other party, which will not be unreasonably withheld, unless such announcement is required by law and in such a case, the announcing party will notify the other party and provide it in advance with a copy of the public disclosure.

                  7.15 WALKER NAME. Seller hereby grants Buyer the non-exclusive, royalty free license to use the name "Walker Clinical Evaluations" in connection with the operation of the Business from existing facilities within the Louisville, Kentucky and Indianapolis, Indiana greater metropolitan areas for a period of one year commencing on the Closing Date. Nothing herein shall be construed to prohibit the use of the name or words "Clinical Evaluations" (or any derivation thereof) by Buyer at any time after the one year anniversary of the Closing Date.

                  7.16 OPERATION OF SELLER. During the two year period following the Closing, or for such longer period as there shall be an unresolved claim by Buyer against Seller under Article VIII hereof, Seller shall not, without the prior written consent of Buyer, (a) merge or consolidate with or into any other entity, cause any entity to be merged or consolidated with or into Seller, or dividend, distribute, convey, transfer or lease all or substantially all of its assets to any other entity unless the surviving entity, distributee, purchaser, transferee or lessee expressly assumes all the obligations of Seller hereunder, including, without limitation, pursuant to Article VIII; or (b) make any payment or distribution to any Stockholder or Affiliate of Seller or any Stockholder except (i) dividends from net income for any fiscal year during which Seller is an "S corporation" as defined in the Internal Revenue Code in an aggregate amount designed to reimburse the Stockholders for taxes imposed on the earnings attributable to them by virtue of their status as S corporation Stockholders;
(ii) scheduled payments on Seller's indebtedness in the approximate amount of $2,200,000 owed to one or more Affiliates of Seller existing prior to the execution hereof; and (iii) ordinary and reasonable compensation for services rendered, consistent with past practice. Buyer will not withhold its consent to any action described in (b) above if such action is undertaken in connection with an initial public offering of Seller or other transaction which significantly enhances the financial position of Seller such that Seller's equity value (assets less liabilities) exceeds Four Million Dollars ($4,000,000), notwithstanding the action described in (b) above.

                  7.17 EMPLOYEE BONUS. On January 31, 1997 or such later date as the Purchase Price is finally determined pursuant to Sections 3.1 and 3.2, Buyer and Seller shall each distribute, as Buyer shall determine, among the former employees of Seller employed by Buyer as of December 31, 1996, one half of the aggregate amount of the bonus pool corresponding to the appropriate 1996 Pre-Tax Net Income set forth on SCHEDULE 7.17. (The amount payable by Buyer shall be deemed the "Buyer Bonus Payment." The amount payable by Seller shall be deemed the "Seller Bonus Payment.")

                                  ARTICLE VIII

                                 INDEMNIFICATION
                                 ---------------


                  8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement or in any agreement or document delivered in connection herewith shall survive the Closing and continue to be binding regardless of any investigation made at any time by any party.

                  8.2 INDEMNIFICATION BY SELLER. Seller shall indemnify Buyer and its Affiliates and the shareholders, directors, employees and agents of Buyer and its Affiliates ("Buyer Indemnified Parties") against and hold them harmless from:

                  (a) All Liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Seller herein or in any other agreement or document delivered by or on behalf of Seller in connection herewith;

                  (b) All Liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Seller herein or in any other agreement or document delivered by or on behalf of Seller in connection herewith;

                  (c) Any imposition (including, but not limited to, imposition by operation of any bulk transfer or other Law) or attempted imposition by a third-party upon any of the Buyer Indemnified Parties of any Liability of Seller which Buyer has not specifically agreed to assume under Section 2.2 of this Agreement;

                  (d) All Liability, loss, damage or deficiency resulting from or arising out of the claims of any broker, finder, or other Person acting in a similar capacity on behalf of Seller or Stockholders in connection with the transactions herein contemplated; and

                  (e) Any and all costs and expenses (including legal and accounting fees) related to any of the foregoing.

                  8.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify Seller and its Affiliates and the stockholders, directors, employees and agents of Seller and its Affiliates (the "Seller Indemnified Parties") against and hold them harmless from:

                  (a) All Liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer herein or in any other agreement or document delivered by or on behalf of Buyer in connection herewith;

                  (b) All Liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein or in any other agreement or document delivered by or on behalf of Buyer in connection herewith;

                  (c) Any imposition (including, but not limited to, by operation of Law) or attempted imposition by a third-party upon any of the Seller Indemnified Parties of any Assumed Liability;

                  (d) All Liability, loss, damage or deficiency resulting from or arising out the claims of any broker, finder or other Person acting in a similar capacity on behalf of Buyer in connection with the transactions herein contemplated; and

                  (e) Any and all costs and expenses (including legal and accounting fees) related to any of the foregoing.

                  8.4 LIMITATIONS ON INDEMNIFICATION OF BUYER INDEMNIFIED PARTIES. Any claim for indemnification under paragraph (a) of Section 8.2 by the Buyer Indemnified Parties shall be made by the second anniversary of the Closing Date except that there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Subsections 5.2.1 (Seller Enforceability) and 5.7.1 (Title) and except that a claim for such indemnification relating to the representations and warranties contained in Subsection 5.3.4 (Taxes), may be made until ninety (90) days after the expiration of the applicable statute of limitations for either the assessment or collection of Taxes for the periods referred to therein.

                  8.5 LIMITATIONS ON INDEMNIFICATION OF SELLER INDEMNIFIED PARTIES. Any claim for indemnification under paragraph (a) of Section 8.3 by the Seller Indemnified Parties shall be made by the second anniversary of the Closing Date except that there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Subsection 6.2.1 (Buyer Enforceability).

                  8.6 THIRD PARTY CLAIMS. If any legal proceedings shall be instituted or any claim or demand is asserted by any third party in respect of which Seller on the one hand, or Buyer on the other hand, may have an obligation to indemnify the other, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice thereof and the notified party shall have the right, at its option and expense, to participate in the defense of such proceedings, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the action is for money damages only and the party from whom indemnity may be sought:

                  (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and

                  (b) furnishes reasonably satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity,

in which case such indemnifying party may assume such control through counsel of its choice and at its expense, but the indemnified party shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such proceedings, claim or demand. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all Liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

                                   ARTICLE IX

                                   TERMINATION
                                   -----------

                  9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual agreement of Seller, Stockholders and Buyer;

                  (b) by Buyer, if there has been a material violation or breach by Seller of any of the representations or warranties contained in this Agreement, or if there has been any violation, breach, or failure to perform by Seller or Stockholders of any of the agreements, covenants, or conditions to Closing contained in this Agreement, unless Seller or Stockholders have informed Buyer that such violation, breach, or failure to perform will be cured on or before the Closing Date;

                  (c) by Seller or Stockholders, if (i) there has been a material violation or breach by Buyer of any of the representations or warranties contained in this Agreement, or if there has been any violation, breach, or failure to perform by Buyer of any of the agreements, covenants, or conditions to Closing contained in this



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



         Agreement, unless Buyer has informed Seller and Stockholders that such violation, breach, or failure to perform will be cured on or before the Closing Date; or (ii) the Closing has not occurred by November 1, 1996.

                  9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by Buyer, Seller or Stockholder as provided in Section 9.1 above, this Agreement shall forthwith be of no further force and effect (except that the provisions of Sections 7.4, 7.5, 7.14, and 10.14 shall continue in full force and effect) and there shall be no liability on the part of Buyer, Seller and Stockholder, except based upon: (i) a material and willful breach by a party of any of its obligations under this Agreement, or (ii) the obligations set forth in Sections 7.4, 7.5, or 7.14.

                                    ARTICLE X

                                  CONSTRUCTION
                                  ------------

                  10.1 DEFINITION. When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

                  "Acquisition Balance Sheet" is defined in Section 5.3.1.

                  "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

                  "Assigned Contracts" is defined in Section 2.2(d).

                  "Assumed Liabilities" is defined in Section 2.2.

                  "Books and Records" means all books and records of Seller relating to the Business and properties, including, without limitation, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers' lists and personnel records, (ii) all contracts, reports, opinions, maps and other documents affecting the title to or the value of the properties of Seller, (iii) tax returns, and (iv) all financial and operating data, files and other information with respect to Seller's business and properties.

                  "Business" is defined in the Recitals.

                  "Buyer Bonus Payment" is defined in Section 7.17.

                  "Buyer Escrow Amount" is defined in Section 3.1.

                  "Buyer's Notice" is defined in Section 3.2.

                  "Closing" means the commencement of business on the Closing Date.

                  "Closing Date" is defined in Section 4.1.

                  "Closing Payment" is defined in Section 3.1.

                  "Contract" means any bid, commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale order, contract, promise, or similar arrangement evidencing or creating any obligation, whether written or oral.

                  "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan.

                  "Environmental Law" is defined in Section 5.5.10.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                  "Escrow Account" means the escrow account established pursuant to the Escrow Agreement.

                  "Escrow Agreement" is defined in Section 4.2(a).

                  "GAAP" means generally accepted accounting principles.

                  "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

                  "Hazardous Substance" is defined in Section 5.5.10.

                  "Hazardous Waste" is defined in Section 5.5.10.

                  "In Person-Respondent Database" is defined in Section 1.3.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                  "Law" means any common law and any federal, state, regional, local or foreign law, rule, statute, ordinance or regulation, including, without limitation, any law, rule, statute, ordinance or regulation relating to discrimination, Hazardous Substances, wage, hour, working condition, payroll withholding, pension, building, zoning and taxes.

                  "Liabilities" means responsibilities, obligations, duties, commitments, claims and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

                  "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, security interest, option, pledge or any other title defect or restriction of any kind.

                  "Maximum Purchase Price" is defined in Section 3.3.

                  "Minimum Purchase Price" is defined in Section 3.3.

                  "Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) of ERISA.

                  "Other Plan" means any employment, noncompetition, management, agency or consulting arrangement, bonus, profit sharing, deferred compensation, incentive, stock, option, stock ownership or stock purchase plan, or other similar plan, policy, or arrangement, whether or not in written form, which does not constitute an Employee Benefit Plan and which is not listed on SCHEDULE 2.2(D).

                  "Paid Time Off" is defined in Section 2.2.

                  "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan.

                  "Permits" is defined in Section 5.4.1.

                  "Person" means any individual, corporation, partnership, association or any other entity or organization.

                  "Purchase Price" is defined in Section 3.1.

                  "Seller Bonus Payment" is defined in Section 7.17.

                  "Seller Escrow Amount" is defined in Section 3.3.

                  "Tax" means any charge or assessment by, or liability to, any Governmental Authority, including, but not limited to, any deficiency, interest or penalty.

                  "Tax Returns" is defined in Section 5.3.4.

                  "To the Knowledge of Seller" or "to Seller's Knowledge" means the actual knowledge of any director or officer of Seller, and also means the knowledge such a Person would have had after making diligent inquiry of the Seller's personnel and diligent investigation and review of the Books and Records and other relevant documentation.

                  "Trade Secret" means any information which if known to a competitor of the owner of the information could be harmful to the owner of the information.

                  "Waste" is defined in Section 5.5.10.

                  "Welfare Plan" means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, other than a Multiemployer Plan.

                  "Working Capital Deficit" is defined in Section 3.1

                  "Working Capital Surplus" is defined in Section 3.1.

                  "Working Capital Value" is defined in Section 3.1.

                  "1996 Pre-Tax Net Income" is defined in Section 3.1.

                  10.2 NOTICES. All notices shall be in writing delivered as follows:

                           (a)      If to Buyer, to:
                                    Collaborative Holdings, Inc.
                                    20600 Chagrin Boulevard, Suite 1050
                                    Cleveland, Ohio  44122
                                    Attention: Dr. Jeffrey A. Green, President
                                    Facsimile: (216) 491-9494

                                    With a copy to:

                                    Calfee, Halter & Griswold
                                    1400 McDonald Investment Center
                                    800 Superior Avenue
                                    Cleveland, Ohio  44114
                                    Attention:  Thomas F. McKee, Esq.
                                    Facsimile:  (216) 241-0816

                           (b)      If to the Seller or Stockholders, to:

                                    Walker Information, Inc.
                                    3939 Priority Way South Drive
                                    Indianapolis, Indiana  46240-0972
                                    Attention:  Mr. Steven F. Walker,
                                    President and Chief Executive Officer
                                    Facsimile:  (317) 843-8904

                                    With a copy to:

                                    Ice, Miller, Donadio & Ryan

                                    One American Square
                                    Box 82001
                                    Indianapolis, Indiana   46282-0002
                                    Attention:  Steven K. Humke, Esq.
                                    Facsimile:  (317) 236-5817

or to such other address as may have been designated in a prior notice. Notices may be sent via registered or certified mail, nationally recognized overnight courier or facsimile. Notices sent by registered or certified mail, return receipt requested, shall be deemed to have been given two business days after the day of registration or the date of certification, as the case may be, and otherwise notices shall be deemed to have been given when received by the Person to whom the notice is addressed or any other Person with apparent authority to accept notices on behalf of the Person to whom the notice is addressed.

                  10.3 BINDING EFFECT. Except as may be otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                  10.4 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  10.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement shall be deemed to be a part of this Agreement.

                  10.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

                  10.7 GOVERNING LAW. This Agreement shall be governed by and construed under Ohio law, without regard to conflict of laws principles.

                  10.8 WAIVERS. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver. In addition, no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

                  10.9 PRONOUNS. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

                  10.10 TIME PERIODS. Any action required hereunder to be taken within a certain number of days shall be taken within that number of CALENDAR days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

                  10.11 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

                  10.12 ENTIRE AGREEMENT. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

                  10.13 MODIFICATION. No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement.

                  10.14 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto, any rights or remedies by reason of this Agreement.

                  10.15 SURVIVAL OF COVENANTS. The covenants contained in
Article XII (other than Sections 7.1, 7.2 and 7.3) shall survive the Closing.

                  INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the date first above written.

                                       WALKER INFORMATION, INC.

                                       By:   /s/ Steven F. Walker
                                           --------------------------------
                                       Its:  President/CEO
                                           ---------------------------------
                                                                  ("Seller")

                                       COLLABORATIVE HOLDINGS, INC.

                                       By:   /s/ Jeffrey A Green
                                           --------------------------------
                                                Jeffrey A. Green, President

                                                                   ("Buyer")

                  The following are signatories solely with respect to Articles VII, IX and X:
                                             /s/ Steven F. Walker
                                           ------------------------------------
                                           Steven F. Walker

                                             /s/ Frank D. Walker
                                           ------------------------------------
                                           Frank D. Walker

                                             /s/ Leah R. Walker
                                           ------------------------------------
                                           Leah R. Walker

                                             /s/ James E. Sammer
                                           ------------------------------------
                                           James E. Sammer

                                                              ("Stockholders")